EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to incorporation by reference in Registration Statements No. 333-125316, 333-116078, 333-101211, 333-33758, 333-43421, 333-12175, 333-136809, 333-146237, 333-144394 and 333-161212 on Form S-8 of Superior Energy Services, Inc. of our reports dated February 24, 2010, with respect to the consolidated financial statements of DBH, LLC as of December 31, 2009 and for the periods from January 1 through October 12, 2009 (predecessor period) and October 13, 2009 through December 31, 2009, which report appears in the December 31, 2009 Annual Report on Form 10-K of Superior Energy Services, Inc.
Hein and Associates LLP
Houston, TX
February 26, 2010